EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AS SEEN ON TV, INC.,

ASTV MERGER SUB, INC.,

INFUSION BRANDS INTERNATIONAL, INC.

AND

INFUSION BRANDS, INC.

April 2, 2014

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS	2
1.1	Definitions	2
1.2	Terms Generally	9
ARTICLE II	THE MERGER	9
2.1	The Merger	9
2.2	Closing	10
2.3	Effective Time	10
2.4	Effects of the Merger	10
2.5	Organizational Documents	10
2.6	Directors and Officers of Surviving Corporation	10
ARTICLE III	EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS	10
3.1	Conversion of Securities	10
3.2	Exchange of Shares	11
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE COMPANY	11
4.1	Corporate Existence and Power	11
4.2	Corporate Authorization	12
4.3	Governmental Authorization	12
4.4	Non-Contravention	13
4.5	Capitalization; Subsidiaries	13
4.6	Reports and Financial Statements	14
4.7	Undisclosed Liabilities	15
4.8	Litigation	15
4.9	Taxes	15
4.10	Employee Benefit Plans	17
4.11	Compliance With Laws	19
4.12	Finders’ Fees	19
4.13	Anti-Takeover Provisions	19
4.14	Voting	19
4.15	Contracts	19
4.16	Labor and Employee Matters	21
4.17	Environmental	21
4.18	Property	22
4.19	Intellectual Property; Software	23
4.20	Insurance	24
4.21	Certain Business Practices	24
4.22	Suppliers And Manufacturers; Effect Of Transaction	25
4.23	Ownership of Buyer Common Stock	25

INDEX OF SCHEDULES AND EXHIBITS

Buyer Disclosure Letter

Company Disclosure Letter

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 2, 2014, by and among As Seen on TV, Inc., a Florida corporation (“Buyer”), ASTV Merger Sub, Inc., a Nevada corporation and a direct wholly owned subsidiary of Buyer (“Merger Sub”), Infusion Brands International, Inc., a Nevada corporation (“Parent”), and Infusion Brands, Inc., a Nevada corporation and a direct wholly owned subsidiary of Parent (the “Company”).

RECITALS

WHEREAS, the Buyer and the Parent are parties to that certain Memorandum of Understanding dated as of December 18, 2013, which Memorandum of Understanding contemplates the transactions set forth in this Agreement;

WHEREAS, since the date of such Memorandum of Understanding, the Board of Directors of each of the Buyer and Parent has had the opportunity to further explore strategic alternatives for their respective companies;

WHEREAS, the parties intend that Merger Sub be merged with and into the Company upon the terms set forth herein, with the Company surviving the Merger as a wholly owned subsidiary of Buyer;

WHEREAS, the Board of Directors of each of the Parent and the Company, respectively, has (i) determined that it is in the best interests of the Parent and its stockholders and the Company and its stockholder, respectively, and declared it advisable, to enter into this Agreement, and (ii) approved this Agreement in accordance with the NRS, and the respective stockholders of the Parent and the Company have duly adopted this Agreement prior to the date hereto;

WHEREAS, the Board of Directors of each of Buyer and Merger Sub has approved and declared it advisable for Buyer and Merger Sub to enter into this Agreement; and

WHEREAS, the parties intend to adopt this Agreement as a plan of reorganization and for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, the Parent, Company, Buyer and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1

Definitions.  For purposes of this Agreement, the following terms have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person.  For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Merger” has the meaning set forth in Section 2.3.

“Business Day” means any day other than the days on which banks in New York, New York are required or authorized to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Benefit Plan” has the meaning set forth in Section 5.10(a).

“Buyer Common Stock” has the meaning set forth in Section 3.1(b).

“Buyer Convertible Securities” means any stock or other securities of Buyer (other than Buyer Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Buyer Common Stock.

“Buyer Contract” has the meaning set forth in Section 5.16(a).

“Buyer Debt” has the meaning set forth in Section 5.16(c).

“Buyer Disclosure Letter” has the meaning set forth in the preamble to ARTICLE V.

“Buyer Employees” has the meaning set forth in Section 5.10(a).

“Buyer ERISA Affiliate” mean any trade or business, whether or not incorporated, that together with the Buyer or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001(b)(i) of ERISA.

“Buyer Intellectual Property” has the meaning set forth in Section 5.20(a).

“Buyer IP Licenses” has the meaning set forth in Section 5.20(a).

“Buyer Material Adverse Effect” means any Effect that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition

(financial or otherwise) of Buyer and Merger Sub, taken as a whole or that prevents or materially delays, or would reasonably be expected to prevent or materially delay, the ability of the Buyer or Merger Sub to perform their obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following, to the extent occurring after the date hereof, alone or in combination with each other, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Buyer Material Adverse Effect, except, in the case of any events described in clauses (B), (C), (D) or (E) below, those events that have, or are reasonably likely to have, a materially disproportionate or unique impact on Buyer or Merger Sub, as compared to other similarly situated participants in the business or industry in which Buyer and Merger Sub operate (and in any such case, only such disproportionate impact shall be taken into account in determining if a Buyer Material Adverse Effect has occurred): (A) any change in the market price or trading volume of the Buyer Common Stock, (B) any change in general economic or business conditions, (C) any change in financial or securities market conditions generally, (D) events resulting from any changes or proposed changes in applicable Laws, political conditions or GAAP standards, interpretations or enforcement thereof, as in effect on the date of this Agreement, in any geographic region in which Buyer and Merger Sub operate (provided that any such event to the extent arising from, or relating to, the failure by Buyer to comply with any change in applicable Laws or GAAP shall not be disregarded under this clause), (E) acts of war, armed hostilities, sabotage or terrorism, or any escalation of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement,  (F) events relating to the announcement or the execution of this Agreement, (G) events resulting from compliance with the terms and conditions of this Agreement or the Memorandum of Understanding by Buyer or Merger Sub, or consented to in writing by the Company or the Parent, (H) events resulting from any breach of this Agreement or the Memorandum of Understanding by the Company or the Parent, or any other actions taken by the Company, the Parent or any of their respective Representatives after the date hereof not permitted by this Agreement or the Memorandum of Understanding or (I) any failure to meet any internal or published projections, forecasts or revenue or earnings predictions for any period (it being understood and agreed that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of “Buyer Material Adverse Effect” may be taken into account in determining whether there has been, or is reasonably expected to be, a Buyer Material Adverse Effect).

“Buyer Options” means any rights, warrants or options to subscribe for or purchase shares of Buyer Common Stock or Buyer Convertible Securities.

“Buyer SEC Reports” has the meaning set forth in Section 5.6(a).

“Buyer Securities” has the meaning set forth in Section 5.5(c).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Consideration” has the meaning set forth in Section 3.1(b).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” has the meaning set forth in Section 4.10(a).

“Company Common Stock” has the meaning set forth in Section 3.1(b).

“Company Convertible Securities” means any stock or other securities of the Company (other than Company Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Company Common Stock.

“Company Contracts” has the meaning set forth in Section 4.16(b).

“Company Debt” has the meaning set forth in Section 4.16(b).

“Company Disclosure Letter” has the meaning set forth in the preamble to ARTICLE V.

“Company Employees” has the meaning set forth in Section 4.10(a).

“Company Intellectual Property” has the meaning set forth in Section 4.19(a).

“Company IP Licenses” has the meaning set forth in Section 4.19(a).

“Company Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities of the Company.

“Company SEC Reports” has the meaning set forth in Section 4.6(a).

“Company Securities” has the meaning set forth in Section 4.5(c).

“Company Stockholder Meeting” has the meaning set forth in Section 4.1(b).

“Contract” has the meaning set forth in Section 4.4.

“Copyrights” has the meaning set forth in Section 4.19(a).

“Current Policy” has the meaning set forth in Section 6.3(d).

“DOL” has the meaning set forth in Section 4.10(a).

“Effect” means any change, event, effect, occurrence, condition, fact or state of circumstances.

“Effective Time” has the meaning set forth in Section 2.3.

“Environmental Laws” means all applicable federal, state, local and foreign Laws (including international conventions, protocols and treaties), common law, rules, regulations, orders, decrees, judgments, binding agreements or Environmental Permits issued, promulgated or entered into, by or with any Governmental Authority, relating to pollution, the release of or exposure to Hazardous Materials, natural resources or the protection, investigation or restoration of the environment as in effect on the date of this Agreement.  “Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.

“Hazardous Materials” means (i) any substance that is listed, classified or regulated as hazardous or toxic or a pollutant or contaminant under any Environmental Laws; or (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, toxic molds or radon.

“Insurance Amount” has the meaning set forth in Section 6.3(d).

“Intellectual Property” has the meaning set forth in Section 4.19(a).

“IRS” has the meaning set forth in Section 4.10(a).

“Knowledge” means (a)(i) with respect to the Parent or the Company, the actual knowledge of the individuals set forth in Schedule 1.1 of the Company Disclosure Letter after reasonable inquiry and (ii) with respect to Buyer, the actual knowledge of the individuals set forth in Schedule 1.1 of the Buyer Disclosure Letter after reasonable inquiry, (b) in the case of an individual, the actual knowledge of such individual after reasonable inquiry and (c) in the case of any individual described in clauses (a) and (b), the knowledge that each such individual reasonably should possess if he or she has properly discharged his or her duties.  The existence of a document or any information on any electronic database of Parent, Company or Buyer, whether created in connection with the transactions contemplated pursuant to this Agreement or otherwise, shall not be dispositive, or create any presumption, as to whether any individual described in the immediately preceding sentence had knowledge of such document or information for purposes of this definition.

“Law” means applicable statutes, common laws, treaties, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, writs, decrees, licenses, settlements, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.18(b).

“Liens” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Material Adverse Effect on the Company” means any Effect that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of the Parent or the Company or that prevents or materially delays, or would reasonably be expected to prevent or materially delay, the ability of the Parent or the Company to perform their obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following, to the extent occurring after the date hereof, alone or in combination with each other, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect on the Company, except, in the case of any events described in clauses (B), (C), (D) or (E) below, those events that have, or are reasonably likely to have, a materially disproportionate or unique impact on the Parent or the Company, as compared to other similarly situated participants in the business or industry in which the Parent or the Company operate (and in any such case, only such disproportionate impact shall be taken into account in determining if a Material Adverse Effect on the Company has occurred): (A) any change in the market price or trading volume of the Parent Common Stock, (B) any change in general economic or business conditions, (C) any change in financial or securities market conditions generally, (D) events resulting from any changes or proposed changes in applicable Laws, political conditions or GAAP standards, interpretations or enforcement thereof, as in effect on the date of this Agreement, in any geographic region in which the Parent or the Company operates (provided that any such event to the extent arising from, or relating to, the failure by the Company to comply with any change in applicable Laws or GAAP shall not be disregarded under this clause), (E) acts of war, armed hostilities, sabotage or terrorism, or any escalation of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (F) events relating to the announcement or the execution of this Agreement, (G) events resulting from compliance with the terms and conditions of this Agreement or the Memorandum of Understanding by the Parent or the Company, or consented to in writing by the Buyer or the Merger Sub, (H) events resulting from any breach of this Agreement or the Memorandum of Understanding by the Buyer, or any other actions taken by the Buyer and the Merger Sub or any of their Representatives after the date hereof not permitted by this Agreement or the Memorandum of Understanding or (I) any failure to meet any internal or published projections, forecasts or revenue or earnings predictions for any period (it being understood and agreed that the Effect giving rise or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect on the Company” may be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect on the Company).

“Material Licenses” has the meaning set forth in Section 4.15(b).

“Materials of Environmental Concern” shall mean any hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act.

“Memorandum of Understanding” means the Memorandum of Understanding between the Parent and the Buyer dated as of December 18, 2013.

“Merger” has the meaning set forth in Section 2.1.

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 4.10(b).

“NRS” has the meaning set forth in Section 2.1.

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the shares of common stock, par value $0.00001 per share, of the Parent issued and outstanding immediately prior to the Effective Time.

“Parent Contracts” has the meaning set forth in Section 4.16(c).

“Parent Convertible Securities” means any stock or other securities of Parent (other than Parent Options) directly or indirectly convertible into or exercisable or exchangeable for shares of common stock of Parent.

“Parent ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Parent or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001(b)(i) of ERISA.

“Parent Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities of the Parent.

“Patents” has the meaning set forth in Section 4.19(a).

“Permits” means any licenses, franchises, permits, certificates, consents, approvals or other similar authorizations of, from or by a Governmental Authority possessed by or granted to or necessary for the ownership of the material assets or conduct of the business of the applicable party.

“Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable as of the Closing Date or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests arising or incurred in the ordinary course of business or that are being contested in good faith and by appropriate proceedings; (iii)  pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (iv) pledges and deposits to secure the performance of bids, trade contracts, leases, subleases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; and (v) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by a party or any of its Subsidiaries or any violation of which would not have a material adverse effect, (vi) outbound license agreements and non-disclosure agreements entered into in the ordinary course of business and (vii) Liens described on Schedule 1.1 of the respective Buyer and Company Disclosure Letters.

“Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

“Proceeding” has the meaning set forth in Section 5.8.

“Real Property Lease” has the meaning set forth in Section 4.18(b).

“Representatives” means the officers, directors, employees, consultants, investment bankers, attorneys, accountants, or other agents of a Person.

“Requisite Company Stockholder Vote” means the affirmative vote of the holders of a majority of the voting power of the Company Common Stock.

“Requisite Consents” has the meaning set forth in Section 4.16(c).

“Requisite Parent Stockholder Vote” means the affirmative vote of the holders of a majority of the voting power of the Parent Common Stock.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.6(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” has the meaning set forth in Section 4.19(a).

“Subsidiary,” with respect to any Person, means any other Person of which the first Person (i) owns (either alone or through or together with any other Affiliate), directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, more than 50% of the equity interests of the second Person) or (ii) except for any Person set forth on Schedule 1.1 of the Company Disclosure Letter or the Buyer Disclosure Letter, controls the management.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” means (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other comparable assessments, in each case in the nature of a tax, including all income, gross receipts, capital, sales, use, ad valorem, registration, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, windfall profits, real property, personal property, alternative minimum, add-on minimum and estimated taxes, customs, duties, fees, assessments and other charges in the nature of Taxes imposed by any Tax authority or Governmental Authority, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax authority or Governmental Authority in connection with any item described in clauses (A) or (B), and (C) any amounts in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under federal, state, local or foreign Law) or otherwise.

“Tax Return” means any return, declaration, report, statement, information statement or other document (whether joint or otherwise), together with all associated schedules, filed or required to be filed with a Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Trademarks” has the meaning set forth in Section 4.19(a).

“Trade Secrets” has the meaning set forth in Section 4.19(a).

“Transaction Expenses” shall mean all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals engaged by the Company in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement.

1.2

Terms Generally.  The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” unless the context expressly provides otherwise.  All references herein to Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to this Agreement, unless the context requires otherwise.  Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Buyer Disclosure Letter or the Company Disclosure Letter.  Unless otherwise specified, the words “this Agreement,” “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole (including the Schedules, Exhibits, the Buyer Disclosure Letter, and the Company Disclosure Letter) and not to any particular provision of this Agreement.

ARTICLE II
THE MERGER

2.1

The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with Chapters 78 and 92A of the Nevada Revised Statutes (the “NRS”), at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the NRS as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2

Closing.  Unless otherwise mutually agreed in writing by the Company and Buyer, the closing of the Merger (the “Closing”) will take place at the offices of Quarles & Brady LLP, 411 E. Wisconsin Ave., Milwaukee, Wisconsin, at 10:00 a.m. on the date on which all conditions precedent to Closing have been satisfied, or at such other place, date and time as the Company and Buyer may agree in writing.  The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

2.3

Effective Time.  Subject to the provisions of this Agreement, at the Closing, the parties hereto shall cause the Merger to be consummated by executing and filing a articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Nevada in accordance with the NRS.  The Merger will become effective at such date and time as the Articles of Merger has been duly filed with and accepted for recording by the Secretary of State of the State of Nevada or at such later date or time as may be agreed by the Company and Buyer in writing and specified in the Articles of Merger in accordance with the NRS (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

2.4

Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the NRS.  Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

2.5

Organizational Documents.  At the Effective Time, (a) the articles of incorporation of the Surviving Corporation shall be the articles of incorporation of the Company as in effect immediately prior to the Effective Time, and (b) the bylaws of the Surviving Corporation shall be the bylaws of the Company as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law.

2.6

Directors and Officers of Surviving Corporation.  The directors of the Merger Sub immediately prior to the Effective Time shall have submitted their resignations to be effective as of the Effective Time, which resignations are a condition of the Merger.  Immediately after the Effective Time, Buyer shall take the necessary action to cause the directors of the Company immediately prior to the Effective Time to be the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal.

ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL
STOCK OF THE CONSTITUENT CORPORATIONS

3.1

Conversion of Securities.  At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Parent, Company, Buyer, Merger Sub or their stockholders:

(a)

Each share of common stock, par value $0.00001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(b)

The shares of common stock, par value $0.00001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares, shall be converted into the right to receive a number of shares of common stock of Buyer (“Buyer Common Stock”) equal to an aggregate of 452,960,490 shares of the Buyer Common Stock (“Common Stock Consideration”) after surrender of all such shares of Company Common Stock in the manner provided in Section 3.2.  Subject to the other provisions of this ARTICLE III, as of the Effective Time, each such share of Company Common Stock shall, by virtue of the Merger, cease to be outstanding and shall be cancelled, and each certificate representing any such shares and each book entry on the Company’s stock register representing any such shares which are non-certificated shares shall thereafter represent only the right to receive the number of whole shares of Buyer Common Stock into which the shares represented by such certificate or book entry have been converted.

(c)

Company Debt.  The Buyer shall assume the Company’s obligations under the Company Debt and related agreements as of the Closing in accordance with its existing terms.

3.2

Exchange of Shares.  At or as soon as practicable following the Effective Time, Buyer shall issue irrevocable instructions to its transfer agent to transfer for the benefit of the Parent, non-certificated shares of Buyer Common Stock represented by book entry issuable pursuant to Section 3.1(b) in exchange for all of the outstanding shares of Company Common Stock.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE
PARENT AND THE COMPANY

Except as set forth in the disclosure letter (the “Company Disclosure Letter”) delivered to Buyer and Merger Sub by the Company concurrently with entering into this Agreement (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to which the relevance of such disclosure is readily apparent on its face), the Parent and the Company hereby jointly and severally represent and warrant to Buyer and Merger Sub that:

4.1

Corporate Existence and Power.

(a)

Each of the Parent and the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  The Company has all corporate or similar powers and authority required to (a) own, lease and operate its respective properties and to carry on its business as presently conducted and (b)

consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder.  The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except for any failures to be so licensed or qualified that would not reasonably be expected to have a Material Adverse Effect on the Company.  The Company is not in violation of its organizational or governing documents in any respect.

(b)

Schedule 4.1(b) of the Company Disclosure Letter sets forth, as of the date hereof, each Subsidiary of the Company and all other entities in which the Company or any of its Subsidiaries owns, directly or indirectly, any shares of capital stock or equity interests. Each Subsidiary of the Company (i) is duly organized and validly existing as a corporation, limited liability company, partnership, or other entity and is in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate or other power and authority to own or lease its properties, rights and assets and to carry on its business as now conducted, except, in the case of clauses (ii) and (iii), where the failure to be so licensed or qualified to do business or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

4.2

Corporate Authorization.  Each of the Parent and the Company has the corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder without further approval of its Board of Directors or stockholders.  The execution, delivery and performance by the Parent and the Company of this Agreement and the consummation by the Parent and the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of the Parent and the Company.  The Board of Directors of the Parent and the Company, respectively, at a duly held meeting have (i) determined that it is in the best interests of the Company and its stockholders to enter into this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and the stockholders of the Parent and the Company each have approved the adoption of this Agreement at a meeting called for the purpose of approving and adopting this Agreement (or by duly executed stockholders consents) (such meetings or consents collectively, the “Company Stockholder Meeting”).

4.3

Governmental Authorization.  The execution, delivery and performance by the Parent and the Company of this Agreement and the consummation of the Merger by the Parent and the Company do not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Articles of Merger; (ii) compliance with the applicable requirements of the Exchange Act; (iii) compliance with any applicable foreign or state securities or blue sky Laws; and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to be made or obtained would not (A) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or (B) reasonably be expected to prevent or materially delay the consummation of the Merger.

4.4

Non-Contravention.  Assuming compliance with the matters referenced in Section 5.3, the execution, delivery and performance by the Parent and the Company of this Agreement and the consummation by the Parent and the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Parent or the Company; (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Parent, Company, or any of their properties or assets; (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or any event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Parent or the Company, or result in the creation of any Lien on any of the properties or assets of the Parent or the Company under, any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Parent or the Company is a party or by which the Parent or Company or their properties or assets are bound, except, in the case of clause (iii) above, as would not (A) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or (B) reasonably be expected to prevent or materially delay the consummation of the Merger.

4.5

Capitalization; Subsidiaries.

(a)

The authorized capital stock of the Company is set forth on Schedule 4.5(a) of the Company Disclosure Letter.

(b)

Schedule 4.5(b) of the Company Disclosure Letter sets forth, as of March 31, 2014, with respect to each of the Parent and the Company, the total number of shares of (i) common stock issued and outstanding, (ii) common stock reserved for issuance under any equity plan, (iii) preferred stock issued and outstanding, and (iv) shares reserved for issuance upon conversion or exchange of any Parent Convertible Securities, Company Convertible Securities, Parent Options, and Company Options (collectively, “Company Securities”), and all stock appreciation, phantom stock, and similar rights.  All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.  No Subsidiary of Parent owns any Parent Common Stock or any other equity securities of Parent.

(c)

Except as set forth in Section 4.5(b), there have not been reserved for issuance, and there are no outstanding (i) shares of capital stock or other voting securities of the Parent or Company; (ii) securities of the Parent or Company convertible into or exchangeable for shares of capital stock or voting securities of the Parent or Company; (iii) Parent Options, Company Options, or other rights or options to acquire from the Parent or Company, or obligations of the Parent or Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Parent or Company, as the case may be; or (iv) equity equivalent interests in the ownership or earnings of the Parent or Company.  There are no outstanding obligations of the Parent or Company to repurchase, redeem or otherwise acquire any such securities.  There are no preemptive rights of any kind which obligate the Parent or the Company to issue or deliver any such securities.

(d)

As of the date hereof, the Company has not entered into any commitment, arrangement or agreement, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any Person.

(e)

Except for its Subsidiaries, the Parent does not own, directly or indirectly, any capital stock or equity securities of any Person.

(f)

Schedule 4.5(f) of the Company Disclosure Letter sets forth, in respect of each officer and employee of the Company, the aggregate amount of severance payments that are payable or may become payable by the Company to such employee or officer in connection with the Merger under an employment agreement set forth in Schedule 4.10(a) of the Company Disclosure Letter.

4.6

Reports and Financial Statements.

(a)

All forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) filed by the Parent and any of its Subsidiaries with the SEC since January 1, 2011 (all such forms, reports, statements, certificates and other documents filed since January 1, 2011, including any amendments thereto, collectively, the “Company SEC Reports”) as of their respective dates complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder.

(b)

The unaudited consolidated financial statements of the Company (including any related notes thereto) set forth on Schedule 4.6(b) of the Company Disclosure Letter have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated statements of operations and comprehensive income, cash flows and changes in stockholders’ equity for the periods indicated.  The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company SEC Reports or set forth on Schedule 4.6(b), as the case may be, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated statements of operations and comprehensive income and cash flows for the periods indicated (subject to normal and recurring period-end adjustments that have not been and are not expected to be material to the Company and its Subsidiaries taken as a whole).

(c)

Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Parent and any of its Subsidiaries, on the one hand, and any Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Parent or any of its Subsidiaries in the Parent’s consolidated financial statements.

4.7

Undisclosed Liabilities.  Except for (i) those liabilities that are reflected or reserved against on the unaudited consolidated balance sheet of the Parent (including the notes thereto) for the year ended December 31, 2013, (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2013, that do not exceed $25,000 in the aggregate, (iii) liabilities that have been discharged or paid in full prior to the date that is five Business Days prior to the date of this Agreement in the ordinary course of business consistent with past practice, and (iv) liabilities in respect of the Transaction Expenses (whether absolute, accrued or contingent or otherwise and whether due or to become due), the Company does not have any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto.

4.8

Litigation.  As of the date hereof, neither the Parent nor the Company is a party to any, and there are no pending or, to the Parent or Company’s Knowledge, threatened, Proceedings of any nature against the Parent or Company, in each case that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.  Neither the Parent nor Company, nor its respective business or properties is subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon the Parent or Company or its properties or assets.

4.9

Taxes.  The representations and warranties contained in this Section 4.9 are the only representations and warranties made by the Parent and the Company in this Agreement with respect to Tax matters.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company:

(a)

All Tax Returns required to be filed by or with respect to the Company have been timely filed, and all such Tax Returns are true, correct and complete.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b)

The Company (i) has timely paid all Taxes due and payable (whether or not shown to be due on the Tax Returns referred to in this Section 4.9), except for Taxes for which adequate reserves have been established in accordance with GAAP, and (ii) has made adequate provision in the applicable financial statements, in accordance with

GAAP, for all Taxes not yet due and payable with respect to taxable periods, or portions thereof, for which no Tax Return has yet been filed.

(c)

As of the date hereof, no audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of the Parent or Company, threatened with respect to any Taxes of the Company.

(d)

There are no Tax sharing agreements (or similar agreements) under which the Company is liable for Taxes of any other Person.

(e)

The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for Tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(f)

The Company has not participated in a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b) or a “listed transaction” within the meaning of Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state or local law.

(g)

There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.  The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and has duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid under all applicable Laws, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(h)

The Company has delivered or made available to Buyer complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Company relating to the Taxable periods since January 1, 2009 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the Company.

(i)

The Company has never been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group of which the Parent is the common parent.

(j)

No Person has granted any extension or waiver of the statute of limitations period applicable to any Tax of the Company, which period (after giving effect to such extension or waiver) has not yet expired.

(k)

The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)

The Company has not changed any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of its Tax Returns for the Tax year ended December 31, 2012.

(m)

To the Knowledge of the Parent and Company, after consulting with its Tax advisors, neither the Parent nor the Company or any of its Affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

4.10

Employee Benefit Plans.

(a)

Schedule 4.10(a) of the Company Disclosure Letter sets forth a correct and complete list of all employee benefit plans, programs, policies, agreements or arrangements including, without limitation, any employee benefit plans as defined in Section 3(3) of ERISA, any deferred compensation arrangement, incentive arrangement, bonus arrangement, equity or equity-based arrangement, change in control agreement, retention, severance, health and welfare program, fringe benefit program, employment contract, retention incentive agreement, termination agreement, severance agreement, noncompetition agreement, consulting agreement, confidentiality agreement or other similar plan, agreement or arrangement, whether written or oral, funded or unfunded, or actual or contingent that (A) is maintained by the Parent or any of its Parent ERISA Affiliates for the benefit of any current or former employees, consultants or directors of the Parent or any of its Subsidiaries, or their beneficiaries (collectively, “Company Employees”), or (B) was previously maintained by the Parent or any of its Parent ERISA Affiliates for the benefit of the Company Employees and with respect to which the Parent or any of its Subsidiaries has any liability (each a “Company Benefit Plan”).  The Company has made available to Buyer a correct and complete copy (where applicable) of (1) each Company Benefit Plan (or, where a Company Benefit Plan has not been reduced to writing, a summary of all material terms of such Company Benefit Plan), (2) each trust or funding arrangement prepared in connection with each Company Benefit Plan, (3) the three most recently filed annual reports on Internal Revenue Service (“IRS”) Form 5500 or any other annual report required by applicable Law with respect to each Company Benefit Plan, (4) the most recently received IRS determination letter for each Company Benefit Plan and (5) the most recent summary plan description.  Neither the Parent nor any of its Subsidiaries has any plan or commitment to establish any new Company Benefit Plan or to modify any Company Benefit Plan, except to the extent required by Law.

(b)

None of the Parent or any of Parent ERISA Affiliates has now or at any time within the past six years  contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA or(ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or the comparable provisions of any other applicable Law) (a “Multiemployer Plan”).

(c)

(i) Each Company Benefit Plan has been maintained and operated in all material respects in compliance with its terms and applicable Law, including ERISA and the Code (including, without limitation, Section 409A of the Code), (ii) with respect to each Company Benefit Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the DOL or any other Governmental Authority, or to the participants or beneficiaries of such Company Benefit Plan have been filed or furnished on a timely basis, and (iii) each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS to the effect that the Company Benefit Plan satisfies the requirements of Section 401(a) of the Code, and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or Tax under ERISA, the Code or any other applicable Laws.

(d)

With respect to any Company Benefit Plan, (i) no actions, claims or proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Parent or Company, threatened, and (ii) no administrative investigation, audit or other administrative proceeding by the DOL, the IRS or other Governmental Authority is pending, in progress or, to the Knowledge of the Parent or Company, threatened.

(e)

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment or benefit becoming due, or increase the amount of any compensation due, to any Company Employee, (ii) increase any benefits otherwise payable under any Company Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; and no such payment or benefit will be characterized as an “excess parachute payment,” as such term is defined in Section 280G of the Code.

(f)

The Company may amend or terminate any Company Benefit Plan (other than an employment agreement or any similar agreement that cannot be terminated without the consent of the other party) at any time without incurring liability thereunder, other than in respect of accrued and vested obligations and medical or welfare claims incurred prior to such amendment or termination.

(g)

All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Plan as of the date hereof have been timely made or reflected on the Parent’s consolidated financial statements in accordance with GAAP.

(h)

Except for the continuation coverage requirements under COBRA or other applicable Law, neither the Parent nor its Subsidiaries have any obligations or potential liability for health, life or similar welfare benefits to Company Employees or their respective dependents following termination of employment.

(i)

No Company Benefit Plan is maintained in a jurisdiction outside of the United States or for employees outside of the United States.

4.11

Compliance With Laws.

(a)

Each of the Parent and the Company is, and at all times since April 1, 2010, has been, in material compliance with all material Laws applicable to the Parent and the Company, respectively and its business and activities.

(b)

As of the date hereof, neither the Parent nor the Company has received written notice from a Governmental Authority that it is a target of, or the subject of, any action, proceeding, suit, investigation or sanction by or on behalf of any Governmental Authority brought pursuant to any Law, nor, to the Knowledge of the Parent or Company, has any such action, proceeding, suit, investigation or sanction been threatened.

(c)

The Company has and maintains in full force and effect, and is in compliance with, all Permits and all orders from Governmental Authorities necessary for the Company to carry on its business as currently conducted, except where the failure to so maintain or be in compliance would not reasonably be expected to result in a Material Adverse Effect on the Company.

4.12

Finders’ Fees.  No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon Contracts made by or on behalf of the Parent or the Company.

4.13

Anti-Takeover Provisions.  The Board of Directors of the Company has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in the NRS are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other transactions contemplated by this Agreement, and that no other state takeover statute is or will become applicable to the Merger or any of the other transactions contemplated by this Agreement.

4.14

Voting.  The Requisite Parent Stockholder Vote and Requisite Company Stockholder Vote, each of which was successfully obtained prior to the date hereof, is the only vote of the holders of any class or series of the capital stock of the Parent or Company or other Company Security necessary to approve and adopt this Agreement and approve the Merger and the other transactions contemplated thereby.

4.15

Contracts.

(a)

Except as would not result in a Material Adverse Effect on the Company, (i) each Company Contract is valid and binding on the Company or its applicable Subsidiary and in full force and effect, and, to the knowledge of the Company, is valid and binding on the other parties thereto, (ii) the Company and each of its Subsidiaries and, to the knowledge of the Company, each of the other parties thereto, has performed all obligations required to be performed by it to date under each Company Contract and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default (including the non-payment of fees) on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, under any such Company Contract. No party to any Company Contract has given the Company or any of its Subsidiaries written notice of its intention to cancel, terminate, materially change the scope of rights under or fail to renew any Company Contract and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party to any Company Contract, has repudiated in writing any material provision thereof.

(b)

Schedule 4.15(b) of the Company Disclosure Letter sets forth a list as of the date of this Agreement of (i) all agreements or contracts regarding the acquisition of a Person or business, whether in the form of an asset purchase, merger, consolidation or otherwise (including any such agreement or contract that has closed but under which one or more of the parties has executory indemnification, earn-out or other liabilities) to which the Parent or Company is a party, (ii) all credit agreements, indentures, and other agreements related to any indebtedness for borrowed money of the Parent or Company, (iii) all joint venture or other similar agreements to which the Parent or Company is a party, (iv) all material lease agreements to which the Parent or Company is a party, (v) contracts under which the Parent or Company has advanced or loaned any other person any material amounts, (vi) guarantees of any obligations, (vii) contracts or groups of related contracts with the same party or group of parties the performance of which involves annual consideration in excess of $75,000 which are not cancelable by the Parent or Company, as the case may be, on thirty (30) days’ or less notice without premium or penalty, (viii) each supply agreement and each “single source” supply contract pursuant to which goods or materials that are material to the Parent or Company’s business are supplied to the Parent or Company, respectively, from an exclusive source, (ix) each exclusive sales representative or exclusive distribution contract to which the Parent or Company is a party, (x) agreements under which the Parent or Company has granted any person registration rights (including demand and piggy-back registration rights), (xi) all contracts or agreements purporting to restrict or prohibit the Parent or Company from engaging or competing in any business or engaging or competing in any business in any geographic area, (xii) all employment, consulting, retention, severance, change in control, non-competition, termination or indemnification agreements between the Parent or Company and any director or officer of the Parent or Company, respectively, or any other employee earning noncontingent cash compensation in excess of $75,000 per year, (xiii) all labor agreements, collective bargaining agreements or other labor related contracts (including work rules and practices) to which the Parent or Company is a party with respect to any labor union, labor organization, trade union, works council or similar organization or association of employees, (xiv) all licenses, consents to use, non-assertion agreements and coexistence agreements concerning Intellectual Property to which the Company is a party and material software used by the Company other than non-customized software subject to customary “shrink-wrap” or “click-through” type contracts (the “Material Licenses”), (xv) each contract to which the Company is a party with any Governmental Authority, (xvi) any contract which provides for termination, acceleration of payment or other special rights upon the occurrence of a change in control of the Parent or Company and (xvii) all other contracts which are material to the Parent or Company taken as a whole (collectively, the “Company Contracts”).  The indebtedness for borrowed money of the Company (the “Company Debt”) is set forth on Schedule 4.15(b) of the Company Disclosure Letter, and

the Company Debt in the aggregate does not exceed $11,000,000 in original principal amount.

(c)

Each of the contracts set forth on Schedule 4.15(c) of the Company Disclosure Letter has been assigned by the Parent to the Company and Parent has received all required consents from other parties under all Company Contracts, including, but not limited to those set forth on Schedule 4.15(c) of the Company Disclosure Letter, to assign such contracts.

4.16

Labor and Employee Matters.  With respect to each of the Parent and the Company: (i) there has not been within the six (6) years preceding the Effective Time, and there are not now pending, or to the Parent or Company’s Knowledge threatened, labor or employment controversies, including any Proceeding alleging unlawful harassment, employment discrimination or unfair labor practices; (ii) to the Parent or Company’s Knowledge, no union organizing efforts are underway or threatened as of the date hereof with respect to any Company Employee; (iii) there is, as of the date hereof, no strike, slowdown, work stoppage or lockout underway or, to the Parent or Company’s Knowledge, threatened in writing; and (iv) Company is not a party to a collective bargaining agreement with any labor organization nor is Company currently in labor negotiations with any labor organization.  No “mass layoff,” plant closing or similar event as defined by the Worker Adjustment and Retraining Notification Act (WARN) has occurred with respect to the Parent or Company during the six (6) years preceding the Effective Time.  The Company does not have any liability for any payment to any trust or other fund governed by or maintained on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations of any employee, contractor or other service provider (other than routine payments to be made in the normal course of business consistent with past practice).  Each Person classified as an independent contractor by the Company has satisfied the requirements of applicable Law to be so classified, and the Company has fully and accurately reported such independent contractor’s compensation on IRS Forms 1099 when required to do so.  The Company has not entered into any written agreement, arrangement or understanding restricting its ability to terminate the employment of any Company Employee, for any lawful or no reason, without penalty or liability.  The Company has not, directly or through agents and independent contractors, employed any unauthorized aliens, as defined in 8 U.S.C. Section 1324a(h)(3) and has complied, or caused any such agent or independent contractor, to comply with the employment verification and record-keeping requirements of 8 U.S.C. Section 1324a and 8 C.F.R. Section 274a, as amended.  To the Parent and Company’s Knowledge, the Company is in compliance with the Immigration and Nationality Act and the Immigration Reform and Control Act.

4.17

Environmental.  (i) The Company is in compliance in all material respects with all applicable Environmental Laws, and possesses and complies in all material respects with all applicable Environmental Permits required under such Laws to operate as it presently operates; (ii) there are no Materials of Environmental Concern at any property owned or operated by the Company, under circumstances that are reasonably likely to result in a material liability of the Company under any applicable Environmental Law; (iii) neither the Parent nor any of its Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning, any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither the Parent nor any of its Subsidiaries has received any written claim or complaint, or is subject to any proceeding, relating to material noncompliance with Environmental Laws or any other material liabilities pursuant to Environmental Laws, and no such matter has been threatened in writing to the Knowledge of the Parent or the Company.

4.18

Property.

(a)

The Company and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures used in or relevant to the business, operations or financial condition of the Company and its Subsidiaries are in good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)

Schedule 4.18(b) of the Company Disclosure Letter contains a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company as of the date of this Agreement (collectively, including the improvements thereon, the “Leased Real Property”) and a true and complete description of all oral Real Property Leases to which the Company is currently a party.  True and complete copies of all agreements under which the Company is the landlord, sublandlord, tenant, subtenant or occupant (each a “Real Property Lease”) that have not been terminated or expired as of the date hereof have been made available to Buyer.

(c)

The Company has a valid leasehold estate in all Leased Real Property free and clear of all Liens, except Permitted Liens.

(d)

Other than the Real Property Leases, none of the Leased Real Properties is subject to any lease, sub-lease, license or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such Leased Real Property or any part thereof.

(e)

Each Real Property Lease is in full force and effect and is valid and enforceable in accordance with its terms, and there is no material default under any Real Property Lease by the Company, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company thereunder.

4.19

Intellectual Property; Software.

(a)

As used herein: (i) “Intellectual Property” means all United States and foreign (A) trade names, corporate names, logos, slogans, trade dress, trademarks, service marks, and trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”); (B) patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures (“Patents”); (C) copyrights, copyright registrations and applications therefor (“Copyrights”); and (D) trade secrets and other rights in know-how and other proprietary information which derives independent economic value from not being generally known to the public (collectively, “Trade Secrets”); (ii) “Company IP Licenses” means all Contracts (excluding “click-wrap” or “shrink-wrap” agreements or agreements contained in “off-the-shelf” computer programs (whether in source code, object code, or other form), databases, compilations and data, and all documentation, including user manuals and training materials relating to the foregoing (“Software”) or the terms of use or service for any website) pursuant to which the Company has acquired rights in (including usage rights) any Intellectual Property, or licenses and agreements pursuant to which the Company has out-licensed or transferred the right to use any Intellectual Property, including license agreements, settlement agreements and covenants not to sue; and (iii) “Company Intellectual Property” means the Intellectual Property, Company IP Licenses and Software held for use or used in the business of the Company as presently conducted; provided that, with respect to Patents, the Company Intellectual Property includes only those Patents set forth in Schedule 4.19(b) of the Company Disclosure Letter.

(b)

Schedule 4.19(b) of the Company Disclosure Letter sets forth a complete and accurate list of the following items, to the extent included in the Company Intellectual Property owned or exclusively in-licensed by the Company: (i) each Patent, (ii) each Trademark application and registration and (iii) each Copyright registration and application.

(c)

Neither the Parent nor any of its Subsidiaries has misrepresented, or failed to disclose, any facts or circumstances in any application for any Patent or Trademark registration included in the Company Intellectual Property that would constitute fraud with respect to such application.

(d)

To the Knowledge of the Parent and the Company, the Company owns or possesses all licenses or other legal rights to use, sell or license all material Company Intellectual Property in the manner used, sold or licensed in the business of the Company as presently conducted, free and clear of all Liens, other than Permitted Liens.  To the Knowledge of Parent and Company, the Company is the sole owner of each item of material Company Intellectual Property that the Company purports to solely own.

(e)

No Company Intellectual Property is subject to any proceeding or outstanding judgment that restricts and/or conditions in any manner the use, transfer or licensing thereof by the Company or which would reasonably be expected to affect in any material respect the validity, use or enforceability of such Company Intellectual Property.

(f)

To the Knowledge of the Parent and the Company, no Person is infringing, misappropriating, or diluting any Company Intellectual Property.

(g)

All material Trademark registrations and applications for registration, material Patents issued or pending and material Copyright registrations and applications for registration owned by the Company are subsisting, have not lapsed, expired or been abandoned, and, to the Knowledge of the Parent and the Company, are not, as of the date hereof, the subject of any opposition, interference or similar proceeding filed with the United States Patent and Trademark Office or any other intellectual property registry.

(h)

To the Knowledge of the Parent and the Company, the Company Intellectual Property constitutes all the Intellectual Property and Software necessary for the continuing conduct and operation of the Company’s business as conducted and operated by the Company as of the date hereof in all material respects.  Parent has assigned and transferred to the Company all licenses or other legal rights to use, sell or license all material Parent Intellectual Property necessary for the continuing conduct and operation of the Company’s business as conducted and operated by the Company as of the date hereof in all material respects, free and clear of all Liens, other than Permitted Liens.  The Company has not received any written notice within the two (2) year period preceding the date hereof that any of the products or services provided or sold by the Company, or proposed to be provided or sold by the Company, or any method, process or know-how used by the Company, infringes or is alleged to infringe any Intellectual Property of any other Person.

(i)

The Company has secured valid written assignments from all employees and consultants who contributed to the creation or development of Company Intellectual Property of the rights to such contributions that the Company does not already own by operation of Law.

4.20

Insurance.  The Company Disclosure Letter sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience for the past three years with respect to each type of coverage) of all policies of insurance maintained, owned or held by the Company during the past three years.  The Company has complied in all material respects with each such insurance policy to which it is a party.  Each such policy is in full force and effect and will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement.

4.21

Certain Business Practices.  None of the Parent, the Company or, to the Knowledge of the Parent or Company, any director, officer, employee or agent of the Parent or Company has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or the U.K. Bribery Act of 2010, as amended, and any rules or regulations thereunder or any other applicable United States or non-U.S. anti-corruption or anti-bribery laws or regulations; or (iii) made any other unlawful payment.

4.22

Suppliers And Manufacturers; Effect Of Transaction.

(a)

Schedule 4.22 of the Company Disclosure Letter sets forth a true, complete and correct list of each supplier and manufacturer that is the sole supplier or manufacturer of any material product or service to the Parent or Company.  Since April 1, 2012, there has not been: (A) any materially adverse change in the business relationship of the Parent or Company with any supplier or manufacturer named in the Company Disclosure Letter; or (B) any change in any material term (including credit terms) of the sales agreements or related agreements with any supplier or manufacturer named in the Company Disclosure Letter.

(b)

Since April 1, 2012, neither the Parent nor Company has received any written notice of any plan or intention of the Company’s material suppliers, collaborators, distributors, licensors or licensees to cancel or otherwise terminate its relationship with the Company.  Without limiting the generality of the foregoing, since April 1, 2012, neither the Parent nor the Company has received any written notice alleging that it is not in compliance in any material respects with development obligations under any material license agreements.

(c)

To the Knowledge of the Parent and the Company, since April 1, 2012, no creditor, supplier, employee, client, customer or other person having a material business relationship with the Company has informed the Parent or Company in writing that such person intends to materially change its relationship with the Company because of the transactions contemplated by this Agreement or otherwise.

4.23

Ownership of Buyer Common Stock.  Neither the Parent nor Company, immediately prior to entering into this Agreement, beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) any shares of Buyer Common Stock, and neither the Parent nor the Company is a party, or will prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Buyer Common Stock, and neither the Parent nor the Company has within the last three years owned 20% or more of the outstanding shares of Buyer Common Stock.

4.24

Government Contracts.  The Company has not been suspended or debarred from bidding on contracts with any Governmental Authority, and no such suspension or debarment has been initiated or, to the Knowledge of the Parent or Company, threatened.  The consummation of the Merger and other transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company.

4.25

Books and Records.

(a)

The books of account and other records of the Company and its Subsidiaries, all of which have been made available to Buyer, are complete and correct, represent actual, bona fide transactions, and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (whether or not the Company or any of its Subsidiaries is subject to that Section).  The Company and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(b)

The minute books of the Company and its Subsidiaries contain complete and correct Records of all meetings held of, and actions taken by written consent of, the holders of voting securities, the board of directors or Persons exercising similar authority, and committees of the board of directors or such Persons of the Company or such Subsidiary, and no meeting of any such holders, board of directors, Persons, or committee has been held, and no other action has been taken, for which minutes or other evidence of action have not been prepared and are not contained in such minute books.  Each of the Company and its Subsidiaries has at all times maintained complete and correct Records of all issuances and transfers of its equity securities.  At the Closing, all such minute books and Records will be in the possession of the Company and located at 14044 Icot Boulevard, Clearwater, Florida 33760.

4.26

Sufficiency of Assets.  The assets, tangible and intangible, owned and leased by the Company as of the Effective Date constitute all the assets used in connection with the business of the Parent and its Subsidiaries, on a consolidated basis.  Such assets constitute all the assets necessary for the Company to continue to conduct the business following the Closing as it is being conducted.

4.27

Receivables.  All accounts, notes receivable and other receivables arising out of or relating to the business of the Company and its Subsidiaries, whether or not reflected on the condensed consolidated balance sheet of the Parent and its Subsidiaries as of December 31, 2013, arose in the ordinary course of business are carried at values determined in accordance with GAAP consistently applied, and will be good and collectible in full, except to the extent of any reserve for uncollectible accounts receivable set forth on the condensed consolidated balance sheet of the Parent and its Subsidiaries.  All such receivables are owned by the Company free and clear of all encumbrances and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company.  Neither the Parent nor the Company has Knowledge that any of its respective customers has any basis for any deduction, discount or refund in respect of accounts receivable or has otherwise indicated its unwillingness to pay any account receivable.

4.28

Inventories.  All inventories of the Company and its Subsidiaries, whether or not reflected on the condensed consolidated balance sheet of the Parent and its Subsidiaries as of

December 31, 2013, consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of the Company and its Subsidiaries.  Neither the Company nor any of its Subsidiaries is in possession of any goods not owned by the Company or such Subsidiary.  The inventories (other than goods in transit) of each of the Company and its Subsidiaries are located on the premises of the Company.  All inventories are valued at the lower of cost or market value on an average cost basis consistent with past practice used in the preparation of the Parent’s consolidated financial statements.  The reserve for obsolescence with respect to inventories as adjusted for the passage of time, is adequate and calculated consistent with past practice.  Inventories that were purchased after December 31, 2013 were purchased in the ordinary course of business at a cost not exceeding market prices prevailing at the time of purchase for items of similar quality and quantity.  The quantities of each item of inventory are not excessive, but are reasonable for the continued operation of the Company in the ordinary course of business.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
AND MERGER SUB

Except (i) as set forth in the disclosure letter (the “Buyer Disclosure Letter”) delivered to the Company by Buyer concurrently with entering into this Agreement (it being understood that any information set forth in one section or subsection of the Buyer Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to which the relevance of such disclosure is readily apparent on its face) or (ii) as disclosed in the Buyer SEC Reports (as defined herein) filed prior to the date of this Agreement (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent they are primarily predictive or forward-looking in nature), Buyer hereby represents and warrants to the Parent and the Company that:

5.1

Corporate Existence and Power.

(a)

Each of Buyer and Merger Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all corporate power and authority required to (a) own, lease and operate its respective properties and to carry on its business as presently conducted and (b) consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder.  The Buyer is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except for any failures to be so licensed or qualified that would not reasonably be expected to have a Material Adverse Effect on the Buyer.  The Buyer is not in violation of its organizational or governing documents in any respect.

(b)

Schedule 5.1(b) of the Buyer Disclosure Letter sets forth, as of the date hereof, each Subsidiary of the Buyer and all other entities in which the Buyer or any of its Subsidiaries owns, directly or indirectly, any shares of capital stock or equity interests.

Each Subsidiary of the Buyer (i) is duly organized and validly existing as a corporation, limited liability company, partnership, or other entity and is in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate or other power and authority to own or lease its properties, rights and assets and to carry on its business as now conducted, except, in the case of clauses (ii) and (iii), where the failure to be so licensed or qualified to do business or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

5.2

Corporate Authorization.  Each of Buyer and Merger Sub has the corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder.  The execution, delivery and performance by each of Buyer and Merger Sub of this Agreement and the consummation by Buyer and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer and the Board of Directors of Merger Sub.  This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due and valid execution and delivery of the Agreement by the Company, constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.  The Board of Directors of Buyer, at a duly held meeting has (i) determined that it is in the best interests of the Buyer and its stockholders to enter into this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.  No vote of the holders of any class or series of the capital stock of the Buyer or other Buyer Security is necessary to approve and adopt this Agreement and approve the Merger and the other transactions contemplated thereby.

5.3

Governmental Authorization.  The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the consummation by Buyer and Merger Sub of the Merger do not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Articles of Merger; (ii) compliance with the applicable requirements of the Exchange Act; (iii) compliance with any applicable foreign or state securities or blue sky Laws; and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or (B) reasonably be expected to prevent or materially delay the consummation of the Merger.

5.4

Non-Contravention.  Assuming compliance with the matters referenced in Section 4.3, the execution, delivery and performance by Buyer and Merger Sub of this Agreement and the consummation by Buyer and Merger Sub of the Merger and the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Buyer and Merger Sub, (ii) contravene, conflict with or constitute a violation of any provision of any Law binding upon or applicable to Buyer or Merger Sub or any of their respective properties or assets or (iii) require the consent, approval, or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or any event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment, or acceleration of any right or obligation of Buyer or Merger Sub, or result in the creation of any Lien on any of the properties or assets of Buyer or Merger Sub under, any Contract to which Buyer or Merger Sub is a party or by which it or any of its properties or assets are bound except in the case of clause (ii) or (iii) as would not (A) individually or (B) in the aggregate, have or reasonably be expected to have a Buyer Material Adverse Effect or reasonably be expected to prevent or materially delay the consummation of the Merger.

5.5

Capitalization.

(a)

The authorized capital stock of Buyer is set forth on Schedule 5.5(a) of the Buyer Disclosure Letter.

(b)

Schedule 5.5(b) of the Buyer Disclosure Letter  sets forth, as of March 31, 2014, the issued and outstanding shares of (i) Buyer Common Stock, (ii) shares of preferred stock issued by Buyer, (iii) shares reserved for issuance under any equity plan of Buyer, and (iv) shares reserved for issuance under any Buyer Convertible Securities and Buyer Options (collectively, “Buyer Securities”), and all stock appreciation, phantom stock, and similar rights.  All outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.  No Subsidiary of Buyer owns any Buyer Common Stock or any other equity securities of Buyer.

(c)

Except as set forth in Section 5.5(b), there have not been reserved for issuance, and there are no outstanding (i) shares of capital stock or other voting securities of Buyer; (ii) securities of Buyer or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Buyer, other than Buyer Options; (iii) Buyer Options or other rights or options to acquire from Buyer or obligations of Buyer to issue any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of Buyer; or (iv) equity equivalent interests in the ownership or earnings of Buyer.  There are no outstanding obligations of Buyer to repurchase, redeem or otherwise acquire any Buyer Securities.  There are no preemptive rights of any kind which obligate Buyer to issue or deliver any Buyer Securities.

(d)

As of the date hereof, the Buyer has not entered into any commitment, arrangement or agreement, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any Person.

(e)

Except for its Subsidiaries, the Buyer does not own, directly or indirectly, any capital stock or equity securities of any Person.

(f)

Other than the issuance of shares of Buyer Common Stock upon exercise of Buyer Options and as contemplated by this Agreement, from March 31, 2014, to the date of this Agreement, Buyer has not declared or paid any dividend or distribution in respect of any Buyer Securities, and neither Buyer nor any of its Subsidiaries has issued, sold, repurchased, redeemed or otherwise acquired any Buyer Securities, and their respective boards of directors have not authorized any of the foregoing.

(g)

All of the shares of Buyer Common Stock to be issued pursuant to the Merger have been duly authorized by all necessary corporate action and will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any Law or regulation, Buyer’s articles of incorporation or bylaws or any agreement to which Buyer is a party or otherwise bound.

(h)

Schedule 5.5(h) of the Buyer Disclosure Letter sets forth, in respect of each officer and employee of the Buyer and its Subsidiaries, the aggregate amount of severance payments that are payable or may become payable by the Buyer or any such Subsidiary to such employee or officer in connection with the Merger under an employment agreement set forth in Schedule 5.10(a) of the Buyer Disclosure Letter.

5.6

SEC Reports.

(a)

Buyer (including, for the purposes of this Section 5.6(a), all predecessor entities) and its Subsidiaries have filed all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) required to be filed by them with the SEC since April 1, 2011 (all such forms, reports, statements, certificates and other documents filed since April 1, 2011, including any amendments thereto, collectively, the “Buyer SEC Reports”) and all Buyer SEC Reports have been filed on a timely basis.  As of their respective dates the Buyer SEC Reports complied, and each of the Buyer SEC Reports filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder.  As of the time of filing with the SEC, none of the Buyer SEC Reports so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)

The audited consolidated financial statements of Buyer (including any related notes thereto) included in the Buyer SEC Reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Buyer and its Subsidiaries at the respective dates thereof and the consolidated statements of operations and comprehensive income, cash flows and changes in stockholders’ equity for the periods indicated.  The unaudited consolidated financial statements of Buyer (including any related notes thereto) for all interim periods included in the Buyer SEC Reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Buyer and its Subsidiaries as of the respective dates thereof and the consolidated statements of operations and comprehensive income and cash flows for the periods indicated (subject to normal and recurring period-end adjustments that have not been and are not expected to be material to Buyer and its Subsidiaries taken as a whole).

(c)

Neither Buyer nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Buyer and any of its Subsidiaries, on the one hand, and any Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Buyer or any of its Subsidiaries in Buyer’s published consolidated financial statements.

(d)

Buyer has made available to the Company a complete and correct copy of any amendments or modifications which have not yet been filed (but which Buyer intends to file) with the SEC to agreements, documents or other instruments which previously had been filed by Buyer with the SEC pursuant to the Securities Act or the Exchange Act, and the regulations promulgated thereunder.

(e)

The principal executive officer and principal financial officer of Buyer have made all certifications required by the Sarbanes-Oxley Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were as of the respective dates made, and are, complete and correct.

(f)

Buyer has (A) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to Buyer, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer; (B) designed internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (C) evaluated the effectiveness of Buyer’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Buyer SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (D) to the extent required by applicable Law, disclosed in such report or amendment any change in Buyer’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, Buyer’s internal control over financial reporting.

(g)

Buyer has disclosed, based on the most recent evaluation of internal control over financial reporting, to Buyer’s auditors and the audit committee of Buyer’s

Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.  Since April 1, 2010, (i) neither Buyer nor any of its Subsidiaries, nor, to the Knowledge of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Buyer or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors of Buyer or any committee thereof or to any director or officer of Buyer.

5.7

Undisclosed Liabilities.  Except (i) for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer (including the notes thereto) included in Buyer’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2013, (ii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2013, that do not exceed $25,000 in the aggregate and (iii) for liabilities that have been discharged or paid in full prior to the date that is five (5) Business Days prior to the date of this Agreement in the ordinary course of business consistent with past practice, Buyer does not have any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto.

5.8

Litigation.  As of the date hereof neither Buyer nor any of its Subsidiaries is a party to any, and there are no pending or, to Buyer’s Knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations (a “Proceeding”) of any nature against Buyer or any of its Subsidiaries, in each case that, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect.  Neither Buyer, its Subsidiaries, nor any of their respective businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon Buyer, its Subsidiaries or their respective properties or assets.

5.9

Taxes.  The representations and warranties contained in this Section 5.9 are the only representations and warranties made by Buyer in this Agreement with respect to Tax matters.  Except as would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect:

(a)

All Tax Returns required to be filed by or with respect to Buyer have been timely filed, and all such Tax Returns are true, correct and complete.  Buyer is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b)

Buyer (i) has timely paid all Taxes due and payable (whether or not shown to be due on the Tax Returns referred to in this Section 5.9), except for Taxes for which adequate reserves have been established in accordance with GAAP, and (ii) has made adequate provision in the applicable financial statements, in accordance with GAAP, for all Taxes not yet due and payable with respect to taxable periods, or portions thereof, for which no Tax Return has yet been filed.

(c)

As of the date hereof, no audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of Buyer, threatened with respect to any Taxes of Buyer.

(d)

Buyer has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for Tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(e)

Buyer has not participated in a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b) or a “listed transaction” within the meaning of Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state or local law.

(f)

There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Buyer.  The Buyer has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and has duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid under all applicable Laws, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(g)

The Buyer has delivered or made available to Buyer complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Buyer relating to the Taxable periods since January 1, 2009 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the Buyer.

(h)

The Buyer has never been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group of which the Buyer is the common parent.

(i)

No Person has granted any extension or waiver of the statute of limitations period applicable to any Tax of Buyer, which period (after giving effect to such extension or waiver) has not yet expired.  There are no Tax sharing agreements (or similar agreements) under which Buyer is liable for Taxes of any other Person.

(j)

The Buyer has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)

The Buyer has not changed any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of its Tax Returns for the Tax year ended March 31, 2013.

(l)

To the Knowledge of Buyer, after consulting with its Tax advisors, neither Buyer nor any of its Affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

5.10

Employee Benefit Plans.

(a)

Schedule 5.10(a) of the Buyer Disclosure Letter sets forth a correct and complete list of all employee benefit plans, programs, policies, agreements or arrangements including, without limitation, any employee benefit plans as defined in Section 3(3) of ERISA, any deferred compensation arrangement, incentive arrangement, bonus arrangement, equity or equity-based arrangement, change in control agreement, retention, severance, health and welfare program, fringe benefit program, employment contract, retention incentive agreement, termination agreement, severance agreement, noncompetition agreement, consulting agreement, confidentiality agreement or other similar plan, agreement or arrangement, whether written or oral, funded or unfunded, or actual or contingent that (A) is maintained by the Buyer or any of its Buyer ERISA Affiliates for the benefit of any current or former employees, consultants or directors of the Buyer or any of its Subsidiaries, or their beneficiaries (collectively, “Buyer Employees”), or (B) was previously maintained by the Buyer or any of its Buyer ERISA Affiliates for the benefit of the Buyer Employees and with respect to which the Buyer or any of its Subsidiaries has any liability (each a “Buyer Benefit Plan”).  The Buyer has made available to the Parent a correct and complete copy (where applicable) of (1) each Buyer Benefit Plan (or, where a Buyer Benefit Plan has not been reduced to writing, a summary of all material terms of such Buyer Benefit Plan), (2) each trust or funding arrangement prepared in connection with each Buyer Benefit Plan, (3) the three most recently filed annual reports on Internal Revenue Service (“IRS”) Form 5500 or any other annual report required by applicable Law with respect to each Buyer Benefit Plan, (4) the most recently received IRS determination letter for each Buyer Benefit Plan and (5) the most recent summary plan description.  Neither the Buyer nor any of its Subsidiaries has any plan or commitment to establish any new Buyer Benefit Plan or to modify any Buyer Benefit Plan, except to the extent required by Law.

(b)

None of the Buyer or any of Buyer ERISA Affiliates has now or at any time within the past six years  contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA or(ii) a Multiemployer Plan.

(c)

(i) Each Buyer Benefit Plan has been maintained and operated in all material respects in compliance with its terms and applicable Law, including ERISA and  the Code (including, without limitation, Section 409A of the Code), (ii) with respect to each Buyer Benefit Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the DOL or any other Governmental Authority, or to the participants or beneficiaries of such Buyer Benefit Plan have been filed or furnished on a timely basis, and (iii) each Buyer Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS to the effect that the Buyer Benefit Plan satisfies the requirements of Section 401(a) of the Code, and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or Tax under ERISA, the Code or any other applicable Laws.

(d)

With respect to any Buyer Benefit Plan, (i) no actions, claims or proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Buyer or Merger Sub, threatened, and (ii) no administrative investigation, audit or other administrative proceeding by the DOL, the IRS or other Governmental Authority is pending, in progress or, to the Knowledge of the Buyer or Merger Sub, threatened.

(e)

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment or benefit becoming due, or increase the amount of any compensation due, to any Buyer Employee, (ii) increase any benefits otherwise payable under any Buyer Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; and no such payment or benefit will be characterized as an “excess parachute payment,” as such term is defined in Section 280G of the Code.

(f)

The Buyer may amend or terminate any Buyer Benefit Plan (other than an employment agreement or any similar agreement that cannot be terminated without the consent of the other party) at any time without incurring liability thereunder, other than in respect of accrued and vested obligations and medical or welfare claims incurred prior to such amendment or termination.

(g)

All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Plan as of the date hereof have been timely made or reflected on the Buyer’s consolidated financial statements in accordance with GAAP.

(h)

Except for the continuation coverage requirements under COBRA or other applicable Law, neither the Buyer nor its Subsidiaries have any obligations or potential liability for health, life or similar welfare benefits to Buyer Employees or their respective dependents following termination of employment.

(i)

No Buyer Benefit Plan is maintained in a jurisdiction outside of the United States or for employees outside of the United States.

5.11

Compliance With Laws.

(a)

The Buyer is, and at all times since April 1, 2010, has been, in material compliance with all material Laws applicable to the Buyer and its business and activities.

(b)

As of the date hereof, the Buyer has not received written notice from a Governmental Authority that it is a target of, or the subject of, any action, proceeding, suit, investigation or sanction by or on behalf of any Governmental Authority brought pursuant to any Law, nor, to the Knowledge of the Buyer, has any such action, proceeding, suit, investigation or sanction been threatened.

(c)

The Buyer has and maintains in full force and effect, and is in compliance with, all Permits and all orders from Governmental Authorities necessary for the Buyer to carry on its business as currently conducted, except where the failure to so maintain or be in compliance would not reasonably be expected to result in a Material Adverse Effect on the Buyer.

5.12

Finders’ Fees.  Except as set forth in Schedule 5.12 of the Buyer Disclosure Letter, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee from Buyer in connection with any of the transactions contemplated by this Agreement.

5.13

Opinion of Financial Advisor.  The Board of Directors of Buyer has received the opinion of Cassel Salpeter & Co., LLC (the “Buyer Financial Advisor”), addressed to Buyer’s Board of Directors and dated as of the date of the meeting of Buyer’s Board of Directors at which Buyer’s Board of Directors approved the entry into this Agreement substantially to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, limitations and other matters considered by the Buyer Financial Advisor in connection with the preparation of such opinion, the Common Stock Consideration to be paid by Buyer in the Merger pursuant to this Agreement was fair, from a financial point of view, to Buyer.

5.14

Anti-Takeover Provisions.  The Board of Directors of the Buyer has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Chapter 607 of the Florida Statutes are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other transactions contemplated by this Agreement, and that no other state takeover statute is or will become applicable to the Merger or any of the other transactions contemplated by this Agreement.

5.15

Voting.  There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Buyer is a party with respect to the voting or registration of any shares of capital stock of the Buyer.  There are no bonds, other debentures, notes or other instruments of indebtedness of the Buyer that have the right to vote, or that are convertible or exchangeable into or exercisable for securities or other rights having the right to vote, on any matters on which stockholders of the Buyer may vote.

5.16

Contracts.

(a)

The Buyer has filed with the SEC copies of all material contracts (as defined in Item 601(b)(10) of Regulation S-K or required to be disclosed by the Buyer on a Current Report on Form 8-K) that were required to be filed with the Buyer SEC Reports and there is no other contract or agreement that is material to the financial condition or results of operations of the Buyer and its Subsidiaries taken as a whole. Except as could not reasonably be expected to have a Material Adverse Effect on the Buyer, none of the Buyer or any of its Subsidiaries has received any claim of material default under any contract to which it is a party and none of the Buyer or any of its Subsidiaries is in material breach or violation of, or default under, any such contract. Each contract, arrangement, commitment or understanding of the type described in this Section 5.16(a) is referred to herein as a “Buyer Contract”.

(b)

Except as would not result in a Buyer Material Adverse Effect, (i) each Buyer Contract is valid and binding on the Buyer or its applicable Subsidiary and in full force and effect, and, to the knowledge of the Buyer, is valid and binding on the other parties thereto, (ii) the Buyer and each of its Subsidiaries and, to the knowledge of the Buyer, each of the other parties thereto, has performed all obligations required to be performed by it to date under each Buyer Contract and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default (including the non-payment of fees) on the part of the Buyer or any of its Subsidiaries or, to the knowledge of the Buyer, any other party thereto, under any such Buyer Contract. No party to any Buyer Contract has given the Buyer or any of its Subsidiaries written notice of its intention to cancel, terminate, materially change the scope of rights under or fail to renew any Buyer Contract and neither the Buyer nor any of its Subsidiaries, nor, to the knowledge of the Buyer, any other party to any Buyer Contract, has repudiated in writing any material provision thereof.

(c)

The indebtedness for borrowed money of the Buyer and its Subsidiaries (collectively, the “Buyer Debt”) is set forth on Schedule 5.16(c) of the Buyer Disclosure Letter, and the Buyer Debt in the aggregate does not exceed $3,666,667 in original principal amount.

5.17

Labor and Employee Matters.  With respect to Buyer: (i) there has not been within the six (6) years preceding the Effective Time, and there are not now pending, or to the Buyer’s Knowledge threatened, labor or employment controversies, including any Proceeding alleging unlawful harassment, employment discrimination or unfair labor practices; (ii) to the Buyer’s Knowledge, no union organizing efforts are underway or threatened as of the date hereof with respect to any Buyer Employee; (iii) there is, as of the date hereof, no strike, slowdown, work stoppage or lockout underway or, to the Buyer’s Knowledge, threatened in writing; and (iv) Buyer is not a party to a collective bargaining agreement with any labor organization nor is Buyer currently in labor negotiations with any labor organization.  No “mass layoff,” plant closing or similar event as defined by the Worker Adjustment and Retraining Notification Act

(WARN) has occurred with respect to the Buyer during the six (6) years preceding the Effective Time.  The Buyer does not have any liability for any payment to any trust or other fund governed by or maintained on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations of any employee, contractor or other service provider (other than routine payments to be made in the normal course of business consistent with past practice).  Each Person classified as an independent contractor by the Buyer has satisfied the requirements of applicable Law to be so classified, and the Buyer has fully and accurately reported such independent contractor’s compensation on IRS Forms 1099 when required to do so.  The Buyer has not entered into any written agreement, arrangement or understanding restricting its ability to terminate the employment of any Buyer Employee, for any lawful or no reason, without penalty or liability.  The Buyer has not, directly or through agents and independent contractors, employed any unauthorized aliens, as defined in 8 U.S.C. Section 1324a(h)(3) and has complied, or caused any such agent or independent contractor, to comply with the employment verification and record-keeping requirements of 8 U.S.C. Section 1324a and 8 C.F.R. Section 274a, as amended.  To the Buyer’s Knowledge, the Buyer is in compliance with the Immigration and Nationality Act and the Immigration Reform and Control Act.

5.18

Environmental.  (i) Each of Buyer and its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws, and possesses and complies in all material respects with all applicable Environmental Permits required under such Laws to operate as it presently operates; (ii) there are no Materials of Environmental Concern at any property owned or operated by Buyer or any of its Subsidiaries, under circumstances that are reasonably likely to result in a material liability of Buyer under any applicable Environmental Law; (iii) neither Buyer nor any of its Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning, any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither Buyer nor any of its Subsidiaries has received any written claim or complaint, or is subject to any proceeding, relating to material noncompliance with Environmental Laws or any other material liabilities pursuant to Environmental Laws, and no such matter has been threatened in writing to the Knowledge of Buyer.

5.19

Property.

(a)

The Buyer and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures used in or relevant to the business, operations or financial condition of the Buyer and its

Subsidiaries are in good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Buyer.

(b)

Schedule 5.19(b) of the Buyer Disclosure Letter contains a true and complete list of all Leased Real Property of Buyer and a true and complete description of all oral Real Property Leases to which the Buyer is currently a party.  True and complete copies of all Real Property Leases of Buyer that have not been terminated or expired as of the date hereof have been made available to Parent.

(c)

The Buyer has a valid leasehold estate in all its Leased Real Property free and clear of all Liens, except Permitted Liens.

(d)

Other than its Real Property Leases, none of Buyer’s Leased Real Properties is subject to any lease, sub-lease, license or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such Leased Real Property or any part thereof.

(e)

Each Real Property Lease of Buyer is in full force and effect and is valid and enforceable in accordance with its terms, and there is no material default under any Real Property Lease by the Buyer, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Buyer thereunder.

5.20

Intellectual Property; Software.

(a)

As used herein: (i) “Buyer IP Licenses” means all Contracts (excluding “click-wrap” or “shrink-wrap” agreements or agreements contained in Software or the terms of use or service for any website) pursuant to which Buyer or any of its Subsidiaries has acquired rights in (including usage rights) any Intellectual Property, or licenses and agreements pursuant to which Buyer or any of its Subsidiaries has out-licensed or transferred the right to use any Intellectual Property, including license agreements, settlement agreements and covenants not to sue; and (ii) “Buyer Intellectual Property” means the material Intellectual Property, Buyer IP Licenses and Software held for use or used in the business of Buyer or any of its Subsidiaries as presently conducted.

(b)

Schedule 5.20(b) of the Buyer Disclosure Letter sets forth a complete and accurate list of the following items, to the extent included in the Buyer Intellectual Property owned or exclusively in-licensed by the Buyer: (i) each Patent, (ii) each Trademark application and registration and (iii) each Copyright registration and application.

(c)

Neither Buyer nor any of its Subsidiaries has misrepresented, or failed to disclose, any facts or circumstances in any application for any Patent or Trademark registration included in the Buyer Intellectual Property that would constitute fraud with respect to such application.

(d)

To the Knowledge of Buyer, the Buyer owns or possesses all licenses or other legal rights to use, sell or license all material Buyer Intellectual Property in the manner used, sold or licensed in the business of the Buyer as presently conducted, free and clear of all Liens, other than Permitted Liens.  To the Knowledge of Buyer, Buyer is the sole owner of each item of material Buyer Intellectual Property that Buyer purports to solely own.

(e)

No Buyer Intellectual Property is subject to any proceeding or outstanding judgment that restricts and/or conditions in any manner the use, transfer or licensing thereof by Buyer or which would reasonably be expected to affect in any material respect the validity, use or enforceability of such Buyer Intellectual Property.

(f)

To the Knowledge of Buyer, no Person is infringing, misappropriating, or diluting any Buyer Intellectual Property.

(g)

All material Trademark registrations and applications for registration, material Patents issued or pending and material Copyright registrations and applications for registration owned by Buyer are subsisting, have not lapsed, expired or been abandoned, and to the Knowledge of Buyer are not, as of the date hereof, the subject of any opposition, interference or similar proceeding filed with the United States Patent and Trademark Office or any other intellectual property registry.

(h)

To the Knowledge of Buyer, the Buyer Intellectual Property constitutes all the Intellectual Property and Software necessary for the continuing conduct and operation of Buyer’s business as conducted and operated by Buyer as of the date hereof in all material respects.  Buyer has not received any material written notice within the two (2) year period preceding the date hereof that any of the products or services provided or sold by Buyer, or proposed to be provided or sold by Buyer, or any method, process or know-how used by Buyer, infringes or is alleged to infringe any Intellectual Property of any other Person.

(i)

The Buyer has secured valid written assignments from all employees and consultants who contributed to the creation or development of Buyer Intellectual Property of the rights to such contributions that the Buyer does not already own by operation of Law.

5.21

Insurance.  The Buyer Disclosure Letter sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience for the past three years with respect to each type of coverage) of all policies of insurance maintained, owned or held by the Buyer during the past three years.  The Buyer has complied in all material respects with each such insurance policy to which it is a party.  Each such policy is in full force and effect and will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement.

5.22

Suppliers And Manufacturers; Effect Of Transaction.

(a)

Schedule 5.22(a) of the Buyer Disclosure Letter sets forth a true, complete and correct list of each supplier and manufacturer that is the sole supplier or manufacturer of any material product or service to Buyer or any of its Subsidiaries.  Since April 1, 2012, there has not been: (A) any materially adverse change in the business relationship of Buyer or any of its Subsidiaries with any supplier or manufacturer named in the Buyer

Disclosure Letter; or (B) any change in any material term (including credit terms) of the sales agreements or related agreements with any supplier or manufacturer named in the Buyer Disclosure Letter.

(b)

Since April 1, 2012, Buyer has not received any written notice of any plan or intention of Buyer’s or any of its Subsidiaries’ material suppliers, collaborators, distributors, licensors or licensees to cancel or otherwise terminate its relationship with Buyer or such Subsidiary.  Without limiting the generality of the foregoing, since April 1, 2012, neither Buyer nor any of its Subsidiaries has received any written notice alleging that it is not in compliance in any material respects with development obligations under any material license agreements.

(c)

To the Knowledge of Buyer, from April 1, 2012, to the date hereof, no creditor, supplier, employee, client, customer or other person having a material business relationship with Buyer or any of its Subsidiaries informed Buyer or such Subsidiary in writing that such person intends to materially change its relationship with Buyer or such Subsidiary because of the transactions contemplated by this Agreement or otherwise.

5.23

Merger Sub Operations.

(a)

Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

(b)

As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.00001 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time will be, owned by Buyer.

5.24

Certain Business Practices.  Neither the Buyer nor, to the Knowledge of the Buyer, any director, officer, employee or agent of the Buyer has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or the U.K. Bribery Act of 2010, as amended, and any rules or regulations thereunder or any other applicable United States or non-U.S. anti-corruption or anti-bribery laws or regulations; or (iii) made any other unlawful payment.

5.25

Ownership of Company Common Stock.  Buyer does not, immediately prior to entering into this Agreement, beneficially own (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) any shares of Parent Common Stock or Company Common Stock, and Buyer is not a party, or will prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Parent Common Stock or Company Common Stock, and Buyer has not within the last three years owned 20% or more of the outstanding shares of Parent Common Stock or Company Common Stock.

5.26

Government Contracts.  The Buyer has not been suspended or debarred from bidding on contracts with any Governmental Authority, and no such suspension or debarment has been initiated or, to the Knowledge of the Buyer, threatened.  The consummation of the Merger and other transactions contemplated by this Agreement will not result in any such suspension or debarment of the Buyer.

5.27

Minute Books.  The minute books of the Buyer and its Subsidiaries contain complete and correct records of all meetings held by, and actions taken by written consent of, the holders of voting securities, the board of directors or Persons exercising similar authority, and committees of the board of directors or such Persons of the Buyer or such Subsidiary, and no meeting of any such holders, board of directors, Persons, or committee has been held, and no other action has been taken, for which minutes or other evidence of action have not been prepared and are not contained in such minute books.  Each of the Buyer and its Subsidiaries has at all times maintained complete and correct Records of all issuances and transfers of its equity securities.  At the Closing, all such minute books and Records will be in the possession of the Buyer and located at 14044 Icot Boulevard, Clearwater, Florida 33760.

5.28

Sufficiency of Assets.  The assets, tangible and intangible, owned and leased by the Buyer and its Subsidiaries, on a consolidated basis, as of the Effective Date constitute all the assets used in connection with the business of the Buyer and its Subsidiaries, on a consolidated basis.  Such assets constitute all the assets necessary for the Buyer and its Subsidiaries to continue to conduct the business following the Closing as it is being conducted.

5.29

Receivables.  All accounts, notes receivable and other receivables arising out of or relating to the business of the Buyer and its Subsidiaries, whether or not reflected on the Buyer’s most recent Balance Sheet included in the Buyer SEC Reports, arose in the ordinary course of business are carried at values determined in accordance with GAAP consistently applied, and will be good and collectible in full, except to the extent of any reserve for uncollectible accounts receivable set forth on the Buyer’s most recent Balance Sheet included in the Buyer SEC Reports.  All such receivables are owned by the Buyer and its Subsidiaries, on a consolidated basis, free and clear of all encumbrances and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Buyer.  The Buyer does not have any Knowledge that any of its respective customers has any basis for any deduction, discount or refund in respect of accounts receivable or has otherwise indicated its unwillingness to pay any account receivable.

5.30

Inventories.  All inventories of the Buyer and its Subsidiaries, whether or not reflected on the Buyer’s most recent Balance Sheet included in the Buyer SEC Reports, consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of the Buyer and its Subsidiaries.  Neither the Buyer nor any of its Subsidiaries is in possession of any goods not owned by the Buyer or such Subsidiary.  The inventories (other than goods in transit) of each of the Buyer and its Subsidiaries are located on the premises of the Buyer.  All inventories are valued at the lower of cost or market value on a first-in, first-out basis consistent with past practice used in the preparation of the Buyer’s consolidated financial statements.  The reserve for obsolescence with respect to inventories as adjusted for the passage of time, is adequate and calculated consistent with past practice.  Inventories that were purchased after the December 31, 2013 were purchased in the ordinary course of business at a cost not exceeding market prices prevailing at the time of purchase for items of similar quality and quantity.  The quantities of each item of inventory are not excessive, but are reasonable for the continued operation of the Buyer in the ordinary course of business.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1

Securities Filings; Registration Rights.  The Parent, Company and Buyer shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.  Provided that the Parent has complied with its obligation set forth in Section 6.8 below, at any time following the Effective Time, Parent may make a written request to the Buyer to register, and the Buyer shall so register at Buyer’s expense (not to include Parent’s selling expenses), pursuant to a registration statement under the Securities Act on Form S-1 (or such other form as may be available to Buyer, including without limitation Form S-4), the resale of all of the shares of Buyer Common Stock issued to Parent pursuant to the Merger and the other transactions contemplated pursuant to this Agreement.  In conjunction with such registration request, Buyer shall indemnify Parent upon commercially standard terms from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys' fees and disbursements) and expenses arising out of or relating to any violation of securities laws or untrue or alleged untrue statement of a material fact contained in such registration statement, any prospectus relating thereto, and any amendment or supplement thereto, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.

6.2

Access to Information.  No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

6.3

Director and Officer Liability.

(a)

Buyer agrees that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company as provided in its articles of incorporation or bylaws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect.  For a period of three (3) years following the Effective Time, Buyer and the Surviving Corporation shall maintain in effect exculpation, indemnification and advancement of expenses provisions that are no less favorable than those provided in the organizational documents of the Company in effect as of the date hereof or in any indemnification agreements of the Company with any of its directors, officers or employees in effect immediately prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or the Surviving Corporation.

(b)

Each of Parent and Buyer agrees that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of each of the Buyer and Merger Sub as provided in the articles of incorporation or bylaws or other organization documents or in any agreement of the Buyer or Merger Sub shall survive the Merger and shall continue in full force and effect.  For a period of three (3) years following the Effective Time, Parent shall cause Buyer and Surviving Corporation to, and Buyer and the Surviving Corporation agree to, maintain in effect exculpation, the indemnification and advancement of expenses provisions that are no less favorable than those provided in the organizational documents of the Buyer and Merger Sub in effect as of the date hereof or in any indemnification agreements of the Buyer and Merger Sub with any of their respective directors, officers or employees in effect immediately prior to the Effective Time and Parent and Buyer shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of Buyer or Merger Sub.

(c)

In addition to and not in limitation of the terms of Section 6.3(a), from and after the Effective Time, Buyer and the Surviving Corporation shall, to the greatest extent permitted by Nevada Law or the Company’s articles of incorporation and bylaws in effect on the date hereof, indemnify and hold harmless (and comply with all of the Company’s existing obligations to advance funds for expenses to) any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company (or any of their respective predecessors) in respect of acts or omissions occurring or alleged to occur prior to or at the Effective Time; provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law.

(d)

In addition to and not in limitation of the terms of Section 6.3(a), from and after the Effective Time, Parent and the Surviving Corporation shall, to the greatest extent permitted by Nevada or Florida Law, as the case may be, or the Buyer’s and Merger Sub’s respective articles of incorporation and bylaws in effect on the date hereof, indemnify and hold harmless (and comply with all of the Buyer’s and Merger Sub’s existing obligations to advance funds for expenses to) any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Buyer or Merger Sub (or any of their respective predecessors) in respect of acts or omissions occurring or alleged to occur prior to or at the Effective Time; provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law.

(e)

For a period of six (6) years after the Effective Time, each of the Buyer, the Surviving Corporation and the Parent (at Buyer’s expense) shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company, the Buyer, the Merger Sub, and Parent, as the case may be (or comparable replacement coverage) (with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time (each a “Current Policy”); provided, however, that in no event shall the Buyer or the Surviving Corporation be required to expend an aggregate annual premium amount in excess of an amount equal to 200% of the aggregate annual premium currently paid by the Buyer, Parent, Merger Sub and the Company under all Current Policies (the “Insurance Amount”); provided, however, that if the aggregate annual premium of such tail policies (or comparable replacement coverage) would exceed the Insurance Amount, each of the Buyer, the Surviving Corporation and the Parent (at Buyer’s expense) shall be obligated to purchase and maintain a tail policy with the greatest coverage available for a cost not exceeding the Insurance Amount, on terms and conditions that are no less favorable to the indemnified parties than the relevant Current Policy.

(f)

This Section 6.3 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers of the Buyer, Merger Sub and the Company, respectively, their respective heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.  In the event that the Surviving Corporation, Buyer, Parent or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person (including by dissolution), then, and in each such case, proper provision shall be made to cause the successors and assigns of Buyer, the Surviving Corporation or Parent, as the case may be, to assume and honor the obligations set forth in this Section 6.3.  The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, contract or otherwise.

6.4

Notice of Certain Events.  From and after the date of this Agreement, each of the Parent and Buyer shall promptly notify each other orally and in writing of (i) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against or involving or otherwise affecting the Parent, Company or Buyer that relate to the consummation of the transactions contemplated by this Agreement, and (ii) any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto).  With respect to any of the foregoing, the notifying party shall consult with the other party and its Representatives so as to permit the Parent and Buyer and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.  Each of the Parent and Buyer shall give the other party the opportunity to participate in the defense or settlement of any litigation against such party and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without the other party’s prior written consent, not to be unreasonably withheld or delayed.

6.5

Employee Matters.  The officers and employees of the Company prior to the Effective Time shall be extended opportunities to serve as Continuing Employees based on typical human resources considerations.

6.6

Tax Matters.

(a)

The Parent, Company, Merger Sub and Buyer have used and shall use their respective reasonable best efforts to (i) cause the Merger to qualify, and have used and shall use their respective reasonable best efforts not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken which would prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b)

This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).  The Parent, Company, Merger Sub and Buyer shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

6.7

Board of Directors of Buyer.  Prior to the Effective Time, Buyer has caused, effective immediately following the Effective Time, the number of members of the Board of Directors of Buyer to be fixed at seven (7) and the persons identified on Schedule 6.7 to be appointed to the Board of Directors of Buyer, with five (5) such members designated by the Parent and two (2) such members designated by the Buyer.  Each of those individuals that are serving as members of Buyer’s Board of Directors prior to the Effective Time but who are not identified on such Schedule 6.7 shall have submitted their irrevocable resignation from such Board of Directors.

6.8

Further Assurances.

(a)

Prior to the Effective Time, Parent shall have caused the assignment and transfer to the Company of (1) all Parent Intellectual Property, (2) Parent Contracts and (3) all other assets of the Parent, tangible or intangible, necessary for the continuing conduct and operation of the Company’s business as conducted and operated by the Company as of the date hereof in all material respects. To the extent that any such assets were not fully assigned prior to the Effective Date, the Parent shall takes such actions and execute such documents as are necessary to effect this Section 6.8.

(b)

Parent agrees and acknowledges that the Buyer will be required to file audited and unaudited interim financial statements for the Company pursuant to Regulation S-X of the Exchange Act within 75 days from the Effective Date.  Parent agrees to use commercially reasonable efforts to assist Buyer in the preparation of such financials statements and to provide Buyer access to all books and records of the Parent to the extent reasonably necessary for the preparation of such financial statements.

(c)

No later than two (2) Business Days after the Effective Date, Buyer shall use its best efforts to pay those amounts set forth on Schedule 6.8(c) to the relevant account set forth on Schedule 6.8(c).

ARTICLE VII
CONDITIONS TO THE MERGER

7.1

Conditions to the Obligations of Each Party.  The obligations of the Parent, Company, Merger Sub and Buyer to consummate the Merger are subject to the satisfaction of the following conditions:

(a)

Stockholder Approval.  This Agreement shall have been duly adopted and approved by the Requisite Parent Stockholder Vote and the Requisite Company Stockholder Vote.

(b)

No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.  There shall not be any action taken, or any Law, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Authority of competent jurisdiction that makes the consummation of the Merger illegal.

7.2

Conditions to the Obligations of Buyer and Merger Sub.  The obligations of Buyer and Merger Sub to consummate and effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer and Merger Sub:

(a)

Representations and Warranties.

(i)

The representations and warranties of the Parent and the Company set forth herein (other than in Section 4.1 (Corporate Existence and Power), Section 4.2 (Corporate Authorization), Section 4.4 (Non-Contravention), Section 4.5 (Capitalization; Subsidiaries), Section 4.9 (Taxes), Section 4.12 (Finders’ Fees), Section 4.13 (Anti-Takeover Provisions), and Section 4.21 (Certain Business Practices)) shall be true and correct in all respects (disregarding, for this purpose, all qualifications and exceptions contained therein relating to materiality or “Material Adverse Effect”), in each case, both when made and as of the Effective Time as though made on and as of such date (unless any such representation or warranty is expressly made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

(ii)

The representations and warranties of the Company set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Corporate

Authorization), Section 4.4 (Non-Contravention), and Section 4.12 (Finders’ Fees) shall be true and correct in all material respects, (disregarding, for this purpose, all qualifications and exceptions contained therein relating to materiality or “Material Adverse Effect”), in each case, both when made and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(iii)

The representations and warranties of the Company set forth in Section 4.5 (Capitalization; Subsidiaries), Section 4.9 (Taxes), Section 4.13 (Anti-Takeover Provisions), and Section 4.21 (Certain Business Practices) shall be true and correct in all respects (except for de minimis inaccuracies), both when made and as of the Effective Time, as if made at and as of such time.

(b)

Performance of Obligations of the Parent and the Company.  Each of the Parent and Company shall have performed in all material respects all obligations and complied in all material respects with the agreements and covenants required to be performed by or complied with by it prior to the Effective Time hereunder.

(c)

Officer’s Certificate.  Buyer shall have received a certificate signed by a senior officer of the Parent and the Company certifying as to the matters set forth in Sections 7.2(a) and 7.2(b).

(d)

Material Adverse Effect.  No Material Adverse Effect on the Company shall have occurred and be continuing since the date hereof, whether or not resulting from a breach in any representation, warranty, covenant or agreement in this Agreement; and Buyer and Merger Sub shall have received a certificate to such effect from the chief executive officer and chief financial officer of the Parent and the Company.

(e)

No Litigation.  There shall not be any pending or threatened suit, action or Proceeding asserted by any Governmental Authority challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 7.1(b) to not be satisfied.

(f)

Certain Consents and Approvals.  All of the consents and approvals identified in Section 7.2(f) of the Company Disclosure Letter shall have been obtained.

(g)

Assumed Debt.  The Company Debt in the aggregate shall not exceed $11,000,000 in original principal amount.

7.3

Conditions to the Obligations of the Parent and the Company.  The obligation of the Parent and the Company to consummate and effect the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following further conditions, any of which may be waived, in writing, exclusively by the Parent and the Company:

(a)

Representations and Warranties.

(i)

The representations and warranties of the Buyer set forth herein (other than in Section 5.1 (Corporate Existence and Power), Section 5.2 (Corporate Authorization), Section 5.4 (Non-Contravention), Section 5.5 (Capitalization; Subsidiaries), Section 5.9 (Taxes), Section 5.12 (Finders’ Fees), Section 5.13 (Opinion of Financial Advisor), Section 5.14 (Anti-Takeover Provisions), and Section 5.24 (Certain Business Practices)) shall be true and correct in all respects (disregarding, for this purpose, all qualifications and exceptions contained therein relating to materiality or “Material Adverse Effect”), in each case, both when made and as of the Effective Time as though made on and as of such date (unless any such representation or warranty is expressly made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Buyer.

(ii)

The representations and warranties of the Buyer set forth in Section 5.1 (Corporate Existence and Power), Section 5.2 (Corporate Authorization), Section 5.4 (Non-Contravention), Section 5.12 (Finders’ Fees), and Section 5.13 (Opinion of Financial Advisor) shall be true and correct in all material respects, (disregarding, for this purpose, all qualifications and exceptions contained therein relating to materiality or “Material Adverse Effect”), in each case, both when made and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(iii)

The representations and warranties of the Buyer set forth in Section 5.5 (Capitalization; Subsidiaries), Section 5.9 (Taxes), Section 5.14 (Anti-Takeover Provisions), and Section 5.24 (Certain Business Practices) shall be true and correct in all respects (except for de minimis inaccuracies), both when made and as of the Effective Time, as if made at and as of such time.

(b)

Performance of Obligations of Buyer.  Buyer shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it prior to the Effective Time hereunder.

(c)

Officer’s Certificate.  The Company shall have received a certificate signed by a senior officer of Buyer certifying as to the matters set forth in Sections 7.3(a) and 7.3(b).

(d)

Director Designees.  Buyer shall have complied with its obligations under Section 6.7 with respect to the appointment of the designees to Buyer’s Board of Directors.

(e)

Material Adverse Effect.  No Material Adverse Effect on the Buyer shall have occurred and be continuing since the date hereof, whether or not resulting from a breach in any representation, warranty, covenant or agreement in this Agreement; and

Parent and the Company shall have received a certificate to such effect from the chief executive officer and chief financial officer of the Buyer and Merger Sub.

(f)

No Litigation.  There shall not be any pending or threatened suit, action or Proceeding asserted by any Governmental Authority challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 7.1(b) to not be satisfied.

(g)

Buyer Debt.  The Buyer Debt shall not exceed $3,666,667 in original principal amount.

ARTICLE VIII
MISCELLANEOUS

8.1

Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

if to the Parent or Company, to:

Infusion Brands International, Inc.

14375 Myerlake Circle

Clearwater, Florida 33760

Attention:  Chief Executive Officer

with a copy (which shall not constitute notice) to:

Quarles & Brady LLP

411 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Attention:  Hoyt R. Stastney, Esq.

if to Buyer or Merger Sub, to:

As Seen on TV, Inc.

14044 Icot Boulevard

Clearwater, Florida 33760

Attention:  Chief Executive Officer

with a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.

401 East Las Olas Boulevard Suite 2000

Fort Lauderdale, Florida 33301

Attention:  Kara L. MacCullough, Esq.

or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto.  Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (ii) if given by any other means, when delivered at the address specified in this Section 8.1.

8.2

Representations and Warranties.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time and then only to such extent.  Each of the Parent, Company, Merger Sub and Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Merger, (b) no person has been authorized by any party to make any representation or warranty relating to itself or its businesses or otherwise in connection with the Merger and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information are expressly the subject of any representation or warranty set forth in this Agreement.

8.3

Expenses.  Except as otherwise expressly provided in Section 6.3, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

8.4

Amendment.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

8.5

Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect).

8.6

Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida (without regard to conflict of Laws principles).

8.7

Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be executed by facsimile or electronic (in .pdf format) signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto.  No provision of this Agreement is intended to or shall confer upon any Person other than the parties hereto any rights or remedies hereunder or with respect hereto, except as otherwise expressly provided in Section 6.3 (which is intended to be for the benefit of the persons covered thereby).

8.8

Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

8.9

Entire Agreement.  This Agreement (including the exhibits and schedules thereto) constitutes the entire agreement of the parties hereto with respect to its subject matter and supersedes all oral or written prior or contemporaneous agreements and understandings among the parties with respect to such subject matter.

8.10

Remedies.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy they may have at law or in equity.

8.11

Jurisdiction.

(a)

In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive personal jurisdiction of a federal court sitting in the Middle District of Florida; (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the aforementioned court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the aforementioned court; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the aforementioned court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1.  Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(b)

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE

TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

8.12

Headings.  The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.13

Further Assurances.  Each party will, and will cause its Subsidiaries to, execute and deliver such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the transactions contemplated by this Agreement and the Merger in accordance with the terms hereof, including but not limited to the agreements set forth in Section 6.8.

8.14

Authorship.  The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

8.15

Publicity.  Parent and the Company on the one hand, and Buyer on the other hand, shall consult with each other before issuing any press release or making any public statement with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by Law or the rules and regulations of the OTCQB or the OTCBB, as the case may be.  Without limiting the preceding sentence, Parent and the Company on the one hand, and Buyer on the other hand, shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first written above.

AS SEEN ON TV, INC.

By:
Its:

ASTV MERGER SUB, INC.

By:
Its:

INFUSION BRANDS INTERNATIONAL, INC.

By:
Its:

INFUSION BRANDS, INC.

By:
Its: